EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jones Lang LaSalle Incorporated:

We consent to the use of our report dated February 28, 2023, with respect to the consolidated financial statements of Jones Lang LaSalle, Incorporated and the effectiveness of internal control over financial reporting, included herein by reference.

/s/ KPMG LLP

Chicago, Illinois
May 25, 2023